Exhibit 10.14

Amendment to

Limited Liability Company Agreement

of Gulfstream Natural Gas System, L.L.C.

This Amendment to Limited Liability Company Agreement of Gulfstream Natural Gas System, L.L.C. (this “Amendment”) is entered into as of March 22, 2010, by Spectra Energy Southeast Pipeline Corporation (“SESP”), WGP Gulfstream Pipeline Company, L.L.C. (“WGPG”), Spectra Energy Partners, LP (“SEP”), and Williams Partners Operating LLC (“WPO”).

Recitals

SESP, WGPG, SEP and WPO are the Members of Gulfstream Natural Gas System, L.L.C., a Delaware limited liability company (the “Company”), which is governed by that certain Second Amended and Restated Limited Liability Company Agreement of Gulfstream Natural Gas System, L.L.C. dated as of February 28, 2007 (as amended, the “Agreement”).

SESP, WGPG. SEP and WPO own a 25.50%, 25.50%, 24.50% and 24.50% Membership Interest in the Company, respectively, and desire to obtain and maintain the property, onshore business interruption and second tier excess liability insurance coverages on behalf of the Company in proportion to each Member’s Membership Interest in the Company.

SESP, WGPG. SEP and WPO desire to amend the Agreement in accordance with the terms of this Amendment.

NOW THEREFORE, SESP, WGPG, SEP and WPO agree as follows:

1. Any capitalized term used but not defined in this Amendment shall have the meaning ascribed to such term in the Agreement.

2. The Parties hereby agree to amend the Agreement by adding the following new provisions as Section 6.06:

“6.06 Insurance Coverage. If any Member is an Affiliate of another Member (i) such affiliated Members shall comply with this Section 6.06 by one such affiliated Member, or a parent company of all such affiliated Members, providing the Proportionate Property Coverage and Proportionate Excess Liability Coverage on behalf of all such affiliated Members, and (ii) solely for the purposes of this Section 6.06, the references to “Member” shall be deemed to include all such affiliated Members and references to a Member’s Sharing Ratio shall be deemed to be the aggregate Sharing Ratios of all such affiliated Members.

(a) Property Coverage. Commencing as of May 1, 2009, unless otherwise directed by the Management Committee, each Member shall procure and maintain, for and on behalf of Company, (i) operational property insurance coverage covering physical loss or damage, including but not limited to mechanical breakdown, for the Company’s onshore and offshore property (excluding onshore pipelines) on an “all risk” policy form and at levels agreed upon annually by the Management Committee; and (ii) business interruption coverage on an actual loss sustained basis for the Company’s onshore Facilities (the “Property Coverage”). The Property Coverage will be procured by each Member in proportion to its Sharing Ratio (“Proportionate Property Coverage”). In the event of a change in any Member’s Sharing Ratio in the Company, such Member’s Proportionate Property Coverage shall adjust in accordance with such change in Sharing Ratio so that a Member’s Proportionate Property Coverage is at all times equal to such Member’s Sharing Ratio in the Company.

(b) Second Tier Excess Liability Coverage. Commencing as of May 1, 2009, each Member shall procure and maintain, for and on behalf of Company, excess or umbrella liability insurance with a retroactive date of February 1, 2001 if the policy form is “claims made”, or covering occurrences on or after February 1, 2001 if the policy form is an “occurrence” basis. Coverage must be on a following form basis if commercially available, as determined by such Member in its sole discretion, and providing coverage limits in excess of the limits of the liability insurance maintained by the Company. The per occurrence and annual aggregate limits of such second tier excess or umbrella liability coverage shall be $300,000,000 (the “Second Tier Excess Liability Coverage”). The Second Tier Excess Liability Coverage will be procured and maintained by each Member in proportion to its Sharing Ratio (“Proportionate Excess Liability Coverage”). In the event of a change in any Member’s Sharing Ratio in the Company, such Member’s Proportionate Excess Liability Coverage shall adjust in accordance with such change in Sharing Ratio so that a Member’s Proportionate Excess Liability Coverage is at all times equal to such Member’s Sharing Ratio in the Company. Each Member shall cause its Second Tier Excess Liability Carrier (as defined herein in Section 6.06(i)(ii)) to endorse its Proportionate Excess Liability Coverage to name the Company as an insured and the other Members as additional insureds in respect of their respective Membership Interest in the Company. A Member shall not cancel or make any material change in its Proportionate Excess Liability Coverage that would diminish such coverage without providing the other Member(s) prior written notice of any such cancelation or change.

(c) Blanket Coverage. Each Member may, at its election, obtain its Proportionate Property Coverage and/or Proportionate Excess Liability Coverage under an insurance policy that insures other operations, businesses, properties or liabilities of such Member or its Affiliates; provided, the Proportionate Property Coverage and the Proportionate Excess Liability Coverage shall be placed with insurers that on the effective or renewal date have an AM Best rating of not less than A- VII, or similar rating with another rating agency if such insurers do not have an AM Best rating, or otherwise placed pursuant to Section 6.06(e) below.

(d) Form of Property Coverage. Because each Member’s Proportionate Property Coverage may be insured by different insurers, and because of the potential for variations in policy forms, each Member agrees as follows:

(i) Each Member shall cause its respective insurers to (I) endorse the Proportionate Property Coverage to name the Company as an insured, (II) name the Company as loss payee or pay directly to the Company loss payments in respect to Company’s property, and (III) waive its right of subrogation as to all Members of the Company and their Affiliates. All amounts payable under any Proportionate Property Coverage shall be payable directly to the Company.

(ii) No Member shall cancel or make any material change in its Proportionate Property Coverage that would diminish such coverage without providing the other Member(s) prior written notice of any such cancelation or change.

(e) Captives.

(i) Each Member may, at its election, obtain up to the first $50,000,000 of its Proportionate Property Coverage under an insurance policy placed with a captive, affiliate insurance company. Any such insurance placed with a captive, affiliate insurance company of a Member shall be subject to Sections 6.06(d)(i) and 6.06(d)(ii) above.

(ii) Each Member may, at its election, obtain up to the first $50,000,000 of its Proportionate Excess Liability Coverage under an insurance policy placed with a captive, affiliate insurance company. Any such insurance placed with a captive, affiliate insurance company of a Member shall be subject to Section 6.06(b) above.

(f) Certification. Unless waived in writing by the Management Committee, no later than May 31 of each year or within thirty (30) days after the renewal of any such insurance coverage, as applicable, each Member shall provide to the other Members and the Company certificates of insurance or other written confirmations in customary form confirming its Proportionate Property Coverage and its Proportionate

Excess Liability Coverage in accordance with this Section 6.06. Any failure by a Member to object to a Member’s failure to furnish any such certificate or to object to any defect in any such certificate shall not be deemed a waiver of such Member’s obligation to furnish such a certificate and to provide Proportionate Property Coverage and Proportionate Excess Liability Coverage as provided for in this Section 6.06.

(g) Premiums. Any premiums or amounts due in connection with, or that are attributable to, the Proportionate Property Coverage or Proportionate Excess Liability Coverage obtained by each Member shall be borne and paid by such Member, subject to reimbursement of such amounts by the Company, in equal amounts to all Members in proportion to their respective Sharing Ratios, as approved by the Management Committee in the Company’s operating budget(s) or as otherwise directed by the Management Committee.

(h) Claim for Property Loss or Damage.

(i) In the event of actual loss or damage to the Company’s property or any incident reasonably anticipated to give rise to a claim for loss or damage to the Company’s property, the Company shall promptly provide written notice to the Members of such loss, damage or incident. The Members, upon receipt of such written notice from the Company, shall take all actions necessary to provide proper and timely notification to their respective Proportionate Property Coverage insurers of such loss, damage or incident. Each Member shall be responsible for the preparation, submittal and negotiation of all claims against its respective Proportionate Property Coverage related to any loss, damage or incident involving the Company’s property. The Members each agree to use all reasonable efforts to cooperate with each other in the preparation, submittal and negotiation of all such claims by the Members, including, but not limited to, the assignment of adjusters and the provision and exchange of information related to any loss, damage or incident involving the Company’s property.

(ii) With respect to each Property Occurrence (defined below) giving rise to a Covered Property Loss (defined below), all Members shall pursuant to Section 6.06(h)(i) submit a claim(s) for coverage in an amount equal to such Member’s Sharing Ratio multiplied by such Covered Property Loss (but not in excess of the limits under such Proportionate Property Coverage).

(i) Claim for Excess Liability Loss. With respect to each claim that is covered by and exceeds the liability insurance maintained by the Company referenced in Section 6.06(b) above, the Members agree as follows with respect to such excess covered claim (a “Second Tier Excess Liability Loss”):

(i) For any such Second Tier Excess Liability Loss, each Member shall pursuant to Section 6.06(i)(ii) submit a claim(s) for coverage in an amount equal to the respective Member’s Sharing Ratio multiplied by such Second Tier Excess Liability Loss (but not in excess of the limits under such Proportionate Excess Liability Coverage).

(ii) As to each Second Tier Excess Liability Loss, each Member shall take all actions necessary to provide proper and timely notification of such Second Tier Excess Liability Loss to the insurer selected by such Member to provide the Second Tier Excess Liability Coverage (each a “Second Tier Excess Liability Carrier”).

(j) Covered Loss.

(i) If any Member’s Proportionate Property Coverage accepts coverage for and/or pays on any claim for loss or damage to the Company’s property arising out of an occurrence or event affecting such property (the occurrence or event giving rise to such loss or damage being referred to as the “Property Occurrence”), then for purposes of this Agreement and the claims made by the other Members on their respective Proportionate Property Coverage for loss or damage to the Company’s property arising out of the same Property Occurrence, such claim for such loss or damage that is accepted and/or paid shall be deemed to be a “Covered Property Loss”; provided however, that for any Covered Property Loss for which more than one Member’s Proportionate Property Coverage accepts coverage for and/or pays on any claim for a Property Occurrence, then the single highest dollar amount of coverage of all the Members’ Proportionate Property Coverage that accepts coverage for and/or pays on any claim shall be deemed to be the Covered Property Loss for such Property Occurrence.

(ii) If any Member’s Second Tier Excess Liability Coverage accepts coverage for and/or pays any claim or liability under any Proportionate Excess Liability Coverage arising out of an occurrence or event affecting the Company (the occurrence or event giving rise to such claim or liability being referred to as the “Liability Occurrence”), then for purposes of this Agreement and the claims made by the other Members on their respective Proportionate Excess Liability Coverage for liability to the Company arising out of the same Liability Occurrence, such claim for such claim or liability that is accepted and/or paid shall be deemed to be a “Covered Liability Claim”; provided however, that for any Covered Liability Claim for which more than one Member’s Proportionate Excess Liability Coverage accepts coverage for and/or pays on any claim for a Liability Occurrence, then the single highest amount of coverage of all the Members’ Proportionate Excess Liability Coverage that accepts coverage for and/or pays on any claim shall be deemed to be the Covered Liability Claim for such Liability Occurrence.

(k) Indemnity.

(i) Each Member shall indemnify and hold harmless the Company from and against any loss, damage, cost or expense (including legal fees) incurred by the Company as a result of: (I) the failure of such Member to pay or perform its obligations pursuant to this Section 6.06, including, but not limited to, the failure of such Member to obtain and maintain its Proportionate Property Coverage or Proportionate Excess Liability Coverage; (II) the failure of such Member’s insurers providing its Proportionate Property Coverage to cover and pay that Member’s proportionate share of any Covered Property Loss, provided, as to any particular Covered Property Loss, this clause (II) shall not apply if the Member’s insurers providing its Proportionate Property Coverage deny coverage of or decline to pay the Member’s proportionate share of such Covered Property Loss, in whole or in part, because of a breach of the Proportionate Property Coverage by the Company; or (III) the failure of such Member’s insurers providing its Proportionate Excess Liability Coverage to cover and pay that Member’s proportionate share of any Covered Liability Claim, provided, as to any particular Covered Liability Claim, this clause (III) shall not apply if the Member’s insurers providing its Proportionate Excess Liability Coverage deny coverage of or decline to pay the Member’s proportionate share of such Covered Liability Claim, in whole or in part, because of a breach of the Proportionate Excess Liability Coverage by the Company.

(ii) Any payments made by a Member pursuant to this Section 6.06(k) shall be deemed to be payments made as indemnification to the Company without a right of recovery or contribution from the Company or any other Member and shall not, in any manner, constitute a contribution of capital or a loan to the Company.”

3. As amended pursuant to this Amendment, the Agreement is ratified by SESP, WGPG, SEP and WPO.

[signatures on the following page]

EXECUTED as of the date first stated above.

SPECTRA ENERGY SOUTHEAST
PIPELINE CORPORATION

By:	/s/ R. Mark Fiedorek
Name:	R. Mark Fiedorek
Title:	President

SPECTRA ENERGY PARTNERS, LP
By: Spectra Energy Partners GP, LLC its General Partner

By:	/s/ Gregory J. Rizzo
Name:	Gregory J. Rizzo
Title:	President & CEO

WGP GULFSTREAM PIPELINE COMPANY, L.L.C.

By:	/s/ Frank J. Ferazzi
Name:	Frank J. Ferazzi
Title:	Vice President

WILLIAMS PARTNERS OPERATING LLC
By: Williams Partners GP LLC

By:	/s/ Phillip D. Wright
Name:	Phillip D. Wright
Title:	Senior Vice President